Exhibit 10.6

July 25, 2013

Marcus Bragg

Delivered by email to

Dear Marcus:

On behalf of Zendesk, Inc. (the “Company”), I am pleased to offer you employment with the Company. This letter outlines the terms for your employment.

Position: Your initial position with the Company will be Senior Vice President, Worldwide Sales. This is a regular full-time exempt position reporting to Mikkel Svane, Chief Executive Officer.

Start Date: Your first day of employment will be August 30, 2013, subject to the Company’s satisfactory completion of a background check, references and approval by the Board of Directors.

Salary: The Company will pay you an annual base salary of $300,000, paid bi-weekly during your employment, and subject to periodic review and adjustments at the discretion of the Company. Your salary and other compensation will be subject to applicable deductions and withholdings.

Bonus: You will be eligible to receive an annual performance bonus of $200,000, less applicable taxes and withholding, based upon sales performance and other quarterly and annual targets established separately. Unless otherwise agreed, bonuses are paid in quarterly installments. The actual bonus is discretionary and will be subject to the Company’s assessment of performance, as well as business conditions at the Company. The bonus will also be subject to your employment for the full period covered by the bonus, approval by and adjustments at the discretion of the Company’s Board of Directors and the terms of any applicable bonus and/or sales compensation plan separately delivered to you. The Company or the Company’s Board of Directors may also make adjustments in the targeted amount of your annual performance bonus. The bonus for the calendar year ending December 31, 2013 will be prorated to your start date (the “Prorated 2013 Bonus”). Subject to your continued employment as of the respective dates upon which any portion of the Prorated 2013 Bonus is subject to be paid, payment of such portion of the Prorated 2013 Bonus at 100% of target will be guaranteed.

Sign-On Bonus: You will be advanced a sign-on bonus of $100,000, less applicable taxes ZENDESK, INC. - 989 MARKET STREET #300 - SAN FRANCISCO, CA 94103 and

withholdings, which you will earn over the first twelve (12) months of your employment based on a simple pro-rated basis for each month or partial month that you are employed by the Company. This bonus will be advanced to you within 60 days of your start date. Should you voluntarily resign your employment, or should you be terminated for Cause, within your first twelve (12) months of employment, you will need to repay the unearned portion of the sign-on bonus based on the number of months or partial months that you were employed, no later than sixty (60) days from termination. There shall be no obligation to repay the sign-on bonus in the event your employment is terminated by the Company without Cause or you resign your employment for Good Reason.

As used in this letter, “Cause” shall mean: (i) your gross neglect of, or willful failure or refusal to timely perform, not caused by your physical or mental disability and not solely based on your failure to accomplish any particular budgeted goal, the material duties of your employment following written notice and a reasonable opportunity (not to exceed 30 days) to cure, if such neglect, failure or refusal is capable of being cured; (ii) your material breach of this or any other agreement (including your Employee Agreement (as defined below)) by and between you and the Company which causes demonstrable injury to the Company; or (iii) your commission of, or plea of guilty or nolo contender to, a crime involving moral turpitude, dishonesty, fraud or unethical business conduct, or any felony.

As used in this letter, “Good Reason” shall mean your resignation from employment at the Company within 30 days after a cure period of not less than 30 days following your written notice to the Company (or any successor) of any of the following circumstances: (i) your duties, authority and responsibility are materially reduced; (ii) your annual salary and target bonus are materially reduced or diminished (other than in connection with a reduction in salary and bonus of all similarly situated executives that is equivalent on a percentage basis that occurs prior to a Sale Event (as that term is defined in the Plan)); or (iii) the failure by the Company to cause any successor-in-interest to expressly assume and agree to perform the obligations of the Company pursuant to this letter.

Stock Options: You will be eligible to participate in the Company’s stock option program, subject to approval by the Company’s Board of Directors (“Board”). We will recommend to the Board of Directors that you be granted an option to purchase 1,410,000 shares of the Company’s Series B Common Stock at the stock’s fair market value as of the date the grant is approved. Your eligibility for, and the terms and conditions of, any stock options will be governed by the 2009 Stock Option and Grant Plan (the “Plan”) and any associated stock option agreement that you may be required to enter with the Company.

Stock Option Vesting: Your stock options will vest over a four-year vesting schedule, subject to acceleration provisions provided below. The first 25% shall vest on your first anniversary with the Company. The remaining 75% shall vest ratably over the remaining 36 months. In the event that within twelve (12) months following a Sale Event, either your employment is either terminated without Cause or you resign your employment for Good Reason, all of your unvested options will accelerate and become vested immediately upon such termination or resignation (the “Termination Acceleration”). For purposes of the foregoing, your employment shall not be deemed terminated if you are offered employment by any successor or acquiring entity in a Sale Event.

Severance: In the event that the Company or any successor terminates your employment without Cause or you resign your employment for Good Reason, you shall be entitled to cash severance payments equal in the aggregate to: (i) six months of your base salary as in effect at the time of termination; and (ii) for so long as your are not eligible for comparable health insurance from another employer, the amount of premium payments payable by you for your family’s continued coverage under the Consolidated Omnibus Budget Reconciliation Act 1985, as amended (“COBRA”) for such six month period (collectively, the “Severance”). The Severance will be paid in accordance with the Company’s regular payroll cycle, shall be subject to all applicable deductions and withholdings and shall commence within 60 days after the date that your employment ends, provided that if such 60-day period spans two calendar years, the Severance shall commence in the second calendar year. Your right to the Severance and any Termination Acceleration shall be contingent upon you executing a general release of claims as against the Company and its affiliates in a form reasonably acceptable to the Company at the time of your termination and such release becoming effective within 60 days after the date that your employment ends.

Benefits: You will be eligible to participate in the employee benefits and insurance programs generally made available to employees, including health, dental, life and disability insurance, subject to the terms and conditions of those plans and programs which may be modified from time to time. Details of these benefits programs, including mandatory employee contributions, will be made available to you when you start. You may also participate in the Company’s 401(k) Retirement Plan and you will be eligible to receive up to twenty (20) days of paid time off (“PTO”), which shall accrue on a prorated basis. PTO covers scheduled vacation or personal time off as well as unscheduled situations such as personal or family illness and emergencies.

409A Savings Clause: If at the time of your separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), you are considered to be a “specified employee” with the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to hereunder on account of your separation from service would be considered deferred compensation, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after your separation from service, (ii) the date of your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

All reimbursements hereunder shall be paid as soon as administratively feasible, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or expenses eligible for reimbursement in any other taxable year.

The parties intend that this offer letter will be administered in accordance with Section 409A of the Code. To the extent that any provision herein is ambiguous as to its exemption from, or compliance with, Section 409A of the Code, the provision shall be read in a manner so that all payments hereunder either are exempt from, or comply with, Section 409A of the Code.

The Company makes no representation or warranty and shall have no liability to you or any other person if any payments hereunder are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of Section 409A of the Code.

Representation Regarding Other Obligations: This offer is contingent on your representation that you are not subject to any confidentiality, non-competition agreement or a similar type of restriction that may affect your ability to devote full time and attention to your work at Zendesk. If you have entered into any agreement that may limit your ability to work on behalf of the Company, please provide the Company a copy of such agreement as soon as possible.

Other Terms: Your employment with the Company shall be on an at-will basis. In other words, you or the Company may terminate employment for any reason and at any time, with or without notice. Similarly, the terms of employment outlined in this letter are subject to change at any time provided that the at-will nature of your employment may not be altered except by a formal writing signed by the Company’s Chief Executive Officer. You also will be required to sign the Company’s standard Confidentiality and Assignment Agreement (“Employee Agreement”) as a condition of your employment. This offer letter and the Employee Agreement shall be governed by California law. A copy of that Agreement is enclosed. In addition, as with all employees, our offer to you is contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States.

We are excited about the opportunity to work with you at Zendesk, Inc. If you have any questions about this information, please do not hesitate to call. Otherwise, please confirm your acceptance of this offer of employment by July 26, 2013, by signing below and returning a copy. We are confident that with your background and skills, you will have an immediate positive impact on our organization.

Very truly yours,

/s/ Mikkel Svane
Mikkel Svane Chief Executive Officer

Agreed and Accepted:

Signature:	/s/ Marcus Bragg	Jul 26, 2013
	Marcus Bragg	Date

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